DATRON SYSTEMS INCORPORATED


            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
        TO BE HELD MONDAY, AUGUST 9, 1999 AT 11:00 A.M.


To the Stockholders of Datron Systems Incorporated:

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of DATRON SYSTEMS INCORPORATED will be held at the Westgate Hotel, Coronet Room, 1055 Second Avenue, San Diego,
California on August 9, 1999 at 11:00 A.M. for the following purposes:

                    1.   To elect five directors to hold office
               until the next annual meeting of stockholders and until their successors are elected and qualified;

                    2.   To approve an amendment to the 1995
               Stock Option Plan to increase by 200,000 the number of option shares available for grant and to require all options be granted at the fair market value at date of grant; and

                    3.   To transact any other business that
               properly comes before the meeting and any adjournments thereof.

     Only stockholders of record at the close of business on June
18, 1999 are entitled to notice of, and to vote at, the meeting and any adjournments and postponements thereof.

                    By Order of the Board of Directors


                    Victor A. Hebert
                    Secretary

Vista, California
July 7, 1999


_________________________________________________________________

               WHETHER OR NOT YOU PLAN TO ATTEND THE
          MEETING, PLEASE SIGN AND RETURN THE
          ACCOMPANYING PROXY CARD AS SOON AS POSSIBLE
          IN THE ENCLOSED POSTPAID ENVELOPE.
________________________________________________________________

                  DATRON SYSTEMS INCORPORATED

                          _________

                       PROXY STATEMENT


To the Stockholders of Datron Systems Incorporated:

     The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of Datron Systems Incorporated, a Delaware corporation (the "Company"), for use at the Company's Annual Meeting of Stockholders and any adjournments and postponements thereof (the "Annual Meeting") to be held at 11:00 a.m. on Monday, August 9, 1999, at the Westgate Hotel, Coronet Room, 1055 Second Avenue, San Diego, California 92101. The Company's principal executive offices are located at 3030 Enterprise Court, Vista, California 92083; the Company's telephone number is (760) 734-5454.

     Only stockholders of record as of the close of business on June 18, 1999 are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on that date, 2,693,753 shares of the Company's common stock, $0.01 par value, (the "Common Stock") were outstanding. Holders of Common Stock are entitled to one vote for each share of Common Stock held.

     Any stockholder giving a proxy in the form accompanying this Proxy Statement has the power to revoke the proxy prior to its use. A proxy can be revoked (i) by an instrument of revocation delivered prior to the Annual Meeting to the Secretary of the Company, (ii) by a duly executed proxy bearing a later date or time than the date or time of the proxy being revoked, or (iii) by voting in person at the Annual Meeting. Attendance at the Annual Meeting alone will not revoke a proxy.

     A stockholder who abstains from voting on any or all matters will be deemed present at the meeting for quorum purposes, but will not be deemed to have voted on the particular matter (or matters) as to which the stockholder has abstained. Similarly, in the event a nominee (such as a brokerage firm) holding shares for beneficial owners votes on certain matters pursuant to discretionary authority or instructions from beneficial owners, but with respect to one or more other matters does not receive instructions from beneficial owners and/or does not exercise discretionary authority (a so-called "non-vote"), the shares held by the nominee will be deemed present at the meeting for quorum purposes but will not be deemed to have voted on such other matters.

     The approximate date on which this Proxy Statement and the accompanying proxy card are being mailed to the Company's stockholders is July 7, 1999. Solicitation of proxies may be made by directors, officers and other employees of the Company by personal interview, telephone or facsimile. Costs of solicitation will be borne by the Company.

         PROPOSAL 1 - NOMINATION AND ELECTION OF DIRECTORS

     Nominees

     Five directors are to be elected at the Annual Meeting to serve until the next annual meeting and until their respective successors are elected and qualified. The Company will nominate the five incumbent directors. All of these directors were elected at the Company's last annual meeting. Mr. John Copple resigned his directorship on March 18, 1999. Mr. Adrian Cassidy and Mr. Peter Scott will retire when their directorships expire on August 9, 1999. If any nominee is unable or unwilling to serve as a director, proxies may be voted for substitute nominees designated by the Board. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a director if elected. Proxies received will be voted "FOR" the election of the nominees named below unless marked to the contrary. Pursuant to applicable Delaware law, assuming the presence of a quorum, five directors will be elected from among those persons duly nominated for such positions by a plurality of the votes actually cast by stockholders entitled to vote at the meeting who are present in person or by proxy. Thus, the five nominees who receive the highest number of votes in favor of their election will be elected, regardless of the number of abstentions or non-votes.

     The following table sets forth certain information regarding each nominee as of June 18, 1999.

                             Positions         Common Stock
                             with              Beneficially   Percentage
Name                  Age    the Company       Owned<F1><F2>   Ownership
--------------        ----   ---------------   ------------   ----------
David A. Derby         57    Chairman of the       108,598     4.0%
                             Board,
                             President,
                             Chief Executive
                             Officer;
                             Director

Kent P. Ainsworth      53    Director               10,400     0.4%

Michael F. Bigham      41    Director                5,000     0.2%

William A. Preston     63    Director                6,650     0.3%

Robert D. Sherer       63    Director                5,400     0.2%

---------------------
[FN]
<F1> Assumes the exercise of all outstanding options held by such person to the extent exercisable on or before August 9, 1999 and that no other person has exercised any outstanding options. Includes 39,000, 5,000, 5,000, 1,650 and 5,000 shares subject to options held by Messrs. Derby, Ainsworth, Bigham, Preston and Sherer, respectively.

<F2> The persons named in the table have sole voting and
     investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the other footnotes to this table.

     Business Experience of the Nominees
     -----------------------------------
     David A. Derby has been a director, President and Chief Executive Officer of the Company since May 1982. Mr. Derby was elected Chairman of the Board effective April 1, 1998. He also was President of the Company's wholly owned subsidiary, Datron World Communications Inc. (formerly known as Trans World Communications, Inc.), from March 1993 through March 1995 and was President of its other wholly owned subsidiary, Datron/Transco Inc., from August 1997 until March 1998. He has been a director of AML Communications, Inc. since December 1995.

     Kent P. Ainsworth has been a director of the Company since May 1985. Since April 1996, he has been Executive Vice President and Chief Financial Officer of U.R.S. Corporation. From January 1991 until April 1996 he was Vice President and Chief Financial Officer of U.R.S. Corporation. From October 1987 through February 1990, he was Chief Financial Officer of Di Giorgio Corporation.

     Michael F. Bigham has been a director of the Company since May 1996. Since July 1, 1996, he has been President and Chief
Executive Officer of Coulter Pharmaceutical Inc.   He served as
Executive Vice President of Operations from April 1994 to June 1996 and Chief Financial Officer from April 1989 to June 1996 at Gilead Sciences, Inc., a biotechnology company. While at Gilead, he also served as Vice President of Corporate Development from July 1988 to March 1992. He was Co-head of Healthcare Investment Banking for Hambrecht & Quist LLC, an investment banking firm, where he was employed from 1984 to 1988. He has been a director of LJL Biosystems, Inc. since April 1997 and a director of Coulter Pharmaceutical Inc. since June 1996.

     William A. Preston has been a director of the Company since February 1998. Since 1977, he has been Chairman and Chief Executive Officer of APM, Inc. He was a director of Pacific Scientific Corporation from 1979 to January 1998, and has been a director of MATSI Inc. since 1988.

     Robert D. Sherer has been a director of the Company since May 1989. He is the President and owner of Quality Concepts, Inc., which he founded in 1986. From 1959 to 1984 he was employed by A.M. International, where his last position was National Vice President of Sales.

     All directors hold office until the next annual meeting of stockholders and until their successors are elected and qualified. There are no family relationships between any directors or executive officers of the Company.

     Meetings and Committees of the Board
     ------------------------------------
     Regular meetings of the Board are generally held on a quarterly basis, while special meetings are called when necessary. The Board held four meetings during the fiscal year ended
March 31, 1999 ("Fiscal 1999"). During Fiscal 1999, each nominated incumbent director attended 75% or more of the meetings of the Board and of Board committees on which such director served with the exception of Mr. Bigham, who attended 67% of such meetings. Each director who is not an employee of the Company received an attendance fee of $1,000 for each meeting of the Board and $500 for each meeting of any committee on which the director serves and an annual retainer of $5,000.

     The Board presently has three standing committees, the Audit
Committee,  the Compensation Committee and the Executive
Committee.

     Audit Committee

     During Fiscal 1999, the Audit Committee consisted of Messrs. Ainsworth, Scott and Sherer. This committee consults with the Company's auditors concerning their auditing plan, the results of their audit, the appropriateness of accounting principles utilized by the Company and the adequacy of the Company's general accounting controls. This committee met two (2) times during Fiscal 1999.

     Compensation Committee

     During Fiscal 1999, the Compensation Committee consisted of Messrs. Ainsworth, Cassidy and Scott. The function of the Compensation Committee is to recommend to the Board of Directors the salary and bonus levels of officers and directors of the Company and to administer the Company's 1985 Stock Option Plan, the Company's 1995 Stock Option Plan (collectively, the "Stock Option Plans") and the Employee Stock Purchase Plan. This committee met three (3) times during Fiscal 1999.

     Executive Committee

     During Fiscal 1999, the Executive Committee consisted of Messrs. Ainsworth, Bigham, Derby and Preston. The function of the Executive Committee is to provide strategic direction to the Company. This committee met five (5) times during Fiscal 1999.


<PAGE > 4

               PROPOSAL 2 - APPROVAL OF AMENDMENT
                 TO THE 1995 STOCK OPTION PLAN

     The Proposed Amendment
     ----------------------
     The Company's Board of Directors approved amendments to the Company's 1995 Stock Option Plan (the "Plan") to increase the number of shares of Common Stock reserved for issuance under the Plan by 200,000 shares from 206,700 shares to 406,700 shares. Since as of June 18, 1999 there are only 21,740 shares remaining available for issuance under the Plan, the Board believes that adding shares to the Plan is necessary to permit the Company to continue to attract and retain quality employees by providing them with appropriate equity incentives and to remain competitive in the industry. The proposed amendment also requires that all options must have an exercise price at least equal to the fair market value of shares underlying the option on the date of grant. Stockholder approval of this amendment is being sought for the purpose of insuring that the Company could, if it so chooses, grant options to purchase any of such 200,000 shares as incentive stock options ("ISOs"), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     The Plan was adopted by the Board in February 1995 and approved by the Company's stockholders in August 1995. The Plan was adopted as the successor to the Company's 1985 Stock Option Plan, which expired in May 1995. The Plan is effective for ten years beginning February 7, 1995.

     Set forth below is a summary of the principal features of the Plan, which summary is qualified in its entirety by reference to the terms and conditions of the Plan. The Company will provide, without charge, to each person to whom a proxy statement is delivered, upon request of such person and by first class mail within one business day of receipt of such request, a copy of the Plan. Any such request should be directed as follows: Chief Financial Officer, Datron Systems Incorporated, 3030 Enterprise Court, Vista, California 92083; telephone number (760)734-5454; facsimile (760)745-3815.

     Description of the Plan
     -----------------------
     The Plan is administered by the Compensation Committee of the Board in accordance with the disinterested administration requirements promulgated by the Securities and Exchange Commission. Under the Plan, the Compensation Committee may grant options to full-time employees of the Company or a parent or subsidiary of the Company ("Affiliate"), as defined in the Code, including officers and directors, but may grant only non-qualified options ("NQOs") to nonemployee directors.

     The exercise price of ISOs is the fair market value of the underlying shares on the date of the grant. No ISO will be granted to an employee who owns stock of the Company possessing more than 10% of the total combined voting power of the Company's stock, or the stock of any Affiliate of the Company, unless the exercise price of the ISO at the time the option is granted is at least 110% of the fair market value of the underlying stock at the time of the grant, and the exercise period is no more than five years. After giving effect to the proposed amendment, the exercise price of NQOs may not be less than the fair market value of the shares on the date of grant; formerly, NQOs could have exercise prices as low as 85% of the fair market value of the shares on the date of grant. NQOs must be exercised within ten years and two days from their effective date and ISOs must be exercised within ten years from their effective date (or five years for an ISO granted to a person who owns more than 10% of the total combined voting power of the Company's stock or the stock of any Affiliate), unless an earlier date is specified by the Compensation Committee. Unless otherwise provided by the Compensation Committee, options become exercisable in three substantially equal annual installments commencing one year after the effective date of the options.

     The Plan grants the Compensation Committee the right to issue stock appreciation rights ("SARs") to Plan participants.
As a result, a SAR may be granted with respect to shares of Common Stock subject to any option ("Related Right") held by the person (whether previously or concurrently granted), or may be granted without reference to any Related Right. If a SAR is exercised, the Related Right, if any, will be canceled to the extent of the number of shares with respect to which the SAR was exercised. Upon the exercise or termination of a Related Right, a SAR granted with respect thereto also will terminate to the extent of the number of shares as to which the Related Right was exercised or terminated. The holder of a SAR is entitled upon exercise to receive payment of an amount representing the appreciation in the market value (as defined in the Plan) of the number of shares with respect to which the SAR was granted over a stated price specified in a written agreement evidencing grant of the SAR. In the case of a SAR granted with respect to a Related Right, the stated price will be the exercise price per share of stock covered by the Related Right. Market value, in general, is defined for this purpose as the market price of the Common Stock on a national stock exchange or as quoted on NASDAQ on the date on which the SAR is exercised or, if the SAR must be exercised within a "window period," the highest market price of the Common Stock during the window period in which the SAR is exercised. As of June 18, 1999, no SARs have been issued under the Plan.

     Payment for shares acquired pursuant to the Plan may be, in the discretion of the Compensation Committee, by cash, check, the optionee's full recourse promissory note for a portion of the aggregate exercise price of the option or the delivery of other property of the optionee (including shares of Common Stock) to the extent such property constitutes valid consideration for shares of the Company's Common Stock. The Compensation Committee may, in certain circumstances, make shares issued under the Plan subject to repurchase at the option of the Company. The Board may amend, alter, suspend or discontinue the Plan at any time without stockholder approval, except to the extent that stockholder approval is required by applicable law. No such action can be taken, however, if the action would impair the rights of any grantee under any option previously granted without the grantee' s consent.

     Federal Income Tax Consequences
     -------------------------------
     The following description of federal income tax consequences is based upon current statutes, regulations, and interpretations thereof, and has been prepared under the supervision of Heller, Ehrman, White & McAuliffe.
Federal income tax consequences associated with stock options are complex and vary depending upon an optionee's individual circumstances. Accordingly, what follows is not a complete description of the federal income tax consequences of the Plan or transactions therewith.

     Nonqualified Stock Options. Under current Treasury Regulations, nonqualified stock options granted under the Plan do not have readily ascertainable fair market value at the time of grant. Thus, the optionee does not recognize income at the time of grant. The optionee will recognize ordinary income at the time the option is exercised to the extent that the fair market value of the shares purchased exceeds the exercise price for those shares. The optionee's tax basis for the purchased shares will be their fair market value on the date the option is exercised, and the holding period for purposes of determining whether capital gain or loss upon sale is long or short-term will begin on the date of purchase.

     If shares acquired by exercise of a NQO are subject to a right of repurchase by the Company, or if they are acquired by an officer or director of the Company or other person subject to
Section 16(b) of the Exchange Act, Section 83 of the Code may delay the time that the optionee has taxable income due to the exercise of the NQO and the time that the holding period of the shares begins for long-term capital gain or loss purposes, unless the optionee makes an election under Section 83(b) of the Code.

     The amount recognized as ordinary income by an optionee who is an employee constitutes "supplemental wages" subject to withholding of federal tax by the Company. The Company may deduct the amount of "supplemental wages" related to the exercise of NQOs when computing its taxable income.

     Upon sale of the purchased shares for which the Company had no right of repurchase and the optionee was not subject to
Section 16(b) of the Exchange Act, or for which a valid Section 83(b) election was made (and other than pursuant to the Company's right of repurchase) or after the lapse of the Company's right of repurchase or the Section 16(b) restriction, the optionee will recognize capital gain or loss to the extent of the difference between the sale price of the purchased shares and the optionee's tax basis in the shares. Capital gain or loss will be long-term if the shares are held more than one year.

     If an optionee uses other shares of the Company's Common Stock (other than certain shares acquired by exercise of ISOs, see below) to pay all or part of the option exercise price, the optionee will not recognize gain or loss on the previously owned shares (although the optionee will still recognize gain from the exercise of the option). Under applicable rulings and regulations, shares acquired upon exercise of a NQO that are equal in value to the fair market value of the shares surrendered in payment are treated as if they had been exchanged for the surrendered shares, taking as their basis and holding period the basis and holding period that the surrendered shares had in the employee's hands. If the surrendered shares were acquired by exercise of an ISO, and have not satisfied the one- and two-year holding period requirements for favorable federal income tax treatment at the time of the surrender, the newly acquired shares substituted for them will remain subject to the federal income tax rules governing the surrendered shares. See "Incentive Stock Options" below. Other tax consequences are as described above, determined as if the optionee had exercised the option with cash equal to the fair market value of the surrendered shares.

     Incentive Stock Options. An optionee recognizes no income upon the grant or exercise of an option granted pursuant to the Plan that qualifies as an ISO under Section 422 of the Code. However, for purposes of determining whether an optionee will be subject to the alternative minimum tax, the ISO rules do not apply and the exercise of an ISO will be treated under the general rules of Section 83. Generally, this means that the amount by which the fair market value, measured at the exercise date, of the shares received upon exercise of an ISO ("ISO shares") exceeds the exercise price for such shares could subject the optionee to the "alternative minimum tax." However, if the ISO shares are subject to a right of repurchase or if the optionee is subject to restrictions imposed by Section 16(b) of the Securities Exchange Act, and the optionee does not make a valid election under Section 83(b) of the Code, the amount by which the fair market value of the shares at the time the restriction lapses exceeds the exercise price will be included in "alternative minimum taxable income." In general the alternative minimum tax is payable only if it is more than the optionee's regular federal income tax. "Alternative minimum taxable income" includes various items of income not included in the "regular tax" base, and does not permit certain deductions and exemptions, such as itemized deductions. For purposes of computing the alternative minimum tax, the optionee's basis in the ISO shares will be determined under Section 83. In addition, any alternative minimum tax paid as to certain tax preference items and adjustments (including the ISO adjustment), for years after 1986 is generally creditable against any excess of an individual's regular income tax over his or her alternative minimum tax in later years.

     An optionee generally will be entitled to long-term capital gain treatment upon sale of ISO shares if the sale occurs after both (1) two years from the grant date, and (2) one year from the date the optionee receives the ISO shares. If the ISO shares are sold or disposed of (other than in certain tax-free exchanges) before these holding periods have expired (a "disqualifying disposition"), the excess of the fair market value of the shares at the time of exercise over the exercise price (but generally not more than the amount of gain) is taxable as ordinary income. If the ISO shares are purchased subject to a right of repurchase by the Company or if the optionee would be subject to Section 16(b) of the Exchange Act and the optionee does not file an election under Section 83(b) of the Code within 30 days after the purchase date, the fair market value of the ISO shares will be measured at the date that the repurchase right or the Section 16(b) restriction lapses, not at the purchase date. If gain on a disqualifying disposition exceeds the amount treated as ordinary income, the excess will be capital gain, which will be long-term if the shares are held more than one year. The holding period is measured from (i) the purchase date if the shares were not subject to any restrictions or if a valid Section 83(b) election has been filed or (ii) from the date the Company's repurchase right or the Section 16(b) restriction, if any, lapses, if no
Section 83(b) election has been made.

     The Company receives no deduction upon grant or exercise of an ISO but is entitled to a deduction equal to the ordinary income taxable to the optionee upon a disqualifying disposition. To enable the Company to learn of a disqualifying disposition and ascertain the amount of the deduction to which it is entitled, an optionee is required to notify the Company in writing, before the disqualifying disposition, of the intended date and terms of the disposition and to comply with any other requirements that may be included in the Option Agreement to ensure that the Company is able to secure any tax deduction to which it is entitled and to report any compensation attributable to the disqualifying disposition as may be required. The Company may also give appropriate instructions, which may take the form of legends on share certificates, to insure that such requirements are satisfied before stock may be transferred.

     If shares of Common Stock (other than certain "statutory option stock" surrendered in a disqualifying disposition) are delivered in payment of the exercise price of an ISO, appreciation in value of the surrendered shares is generally not taxed at that time. Under proposed Treasury Regulations, shares acquired upon exercise which are equal in value to the fair market value of the surrendered shares take as their basis and holding period for capital gain or loss purposes (but not for purposes of the ISO holding period requirements) the basis and holding period which the surrendered shares had in the optionee's hands, but otherwise are treated as newly acquired under the ISO. Additional shares acquired by exercise of the ISO are treated as shares newly acquired under the ISO with zero basis. In the event of a disqualifying disposition, shares with the lowest basis are deemed disposed of first. If "statutory option stock" (ISO shares or shares acquired under a qualified employee stock purchase plan) is surrendered to exercise an ISO before the holding periods for favorable tax treatment for such stock have been met, then the transferred statutory option stock is treated as sold in a "disqualifying disposition" on the date of the surrender.

     Outstanding Options Under the Plan
     ----------------------------------
     At June 18, 1999, a total of 36 persons held options under the Plan and under the 1985 Stock Option Plan to purchase an aggregate of 327,490 shares of Common Stock with a weighted average exercise price of $8.79 per share. At June 18, 1999, there were 21,740 shares remaining available for grant under the Plan; the amendment will increase this number to 221,740. Of the 327,490 option shares outstanding under the Plan and under the 1985 Stock Option Plan, the Company's executive officers (Messrs. Derby and Stephan) have been granted 107,500 shares; all outside directors as a group have been granted 60,000 shares; and all employees as a group have been granted the balance of 159,990 shares. All of the outstanding options under the Plan expire from May 16, 2000 to May 24, 2009, subject to earlier termination if an optionee's relationship with the Company terminates.

     Required Vote
     -------------
     The Company is requesting that stockholders approve the amendments to the Plan described above. Approval of the amendments require the affirmative vote of a majority of the votes cast by stockholders who are present or represented by proxy at the meeting.

                     EXECUTIVE COMPENSATION

     Summary Compensation Table
     --------------------------
     The following table sets forth information regarding the compensation for services in all capacities paid or accrued for the Fiscal Years indicated by the Company (a) to the Chief Executive Officer of the Company and (b) to the Chief Financial Officer of the Company. No other executive officer of the Company received salary and bonus of more than $100,000 during Fiscal 1999.

                                                         Long-Term
                             Annual Compensation        Compensation
                             -------------------------  ------------
                                                           Awards
                                                        ------------
                                              Other      Securities     All
                    Fiscal                    Annual     Underlying    Other
Name and             Year                     Compen-     Options/    Compen-
Principal            Ended   Salary    Bonus  sation<F1>   SARs<F2>   sation<F3>
Position           March 31,  ($)       ($)     ($)         (#)          ($)
---------------    --------  -------   ------ ------     ----------   ---------
David A. Derby,       1999   250,000   58,406  5,316        0          20,775
Chairman,
President and         1998   249,999       0   2,269      25,000        10,111
Chief Executive
Officer               1997   249,995       0   2,250        0           21,804
-------------------------------------------------------------------------------
William L.            1999   162,014   29,203  3,138        0           19,746
Stephan, Vice
President, Chief      1998   138,307       0     564      30,000         8,097
Financial Officer
and Treasurer         1997   135,371       0     329        0           20,024
------------------------------------------------------------------------------

[FN]
<F1> Amounts paid under an arrangement by which the Company
     reimburses officers of the Company for medical expenses and life insurance not paid for under the Company's regular health insurance plan.

<F2>  Options granted were ISOs with a term of ten years.  The options vest in substantially equal portions at the end of the first, second and third years following the date of grant. The exercise price for each option was set at 100% of the fair market value of the Company's Common Stock at the date of grant.

<F3>  Represents contributions to the Company's Qualified Employee
     Profit Sharing Plan and contributions to the Company's Non-
     Qualified Supplemental Executive Profit Sharing Plan and earnings accrual under that plan.

     Fiscal 1999 Option Grants
     -------------------------
     No options were granted during Fiscal 1999 to the Company's executive officers.

     Fiscal Year 1999 Aggregated Option Exercises in Last
     Fiscal Year and
     Fiscal Year-End Option Values

     The following table sets forth information with respect to the options held at the end of Fiscal 1999 by the Company's Chief
Executive Officer and the Chief Financial Officer named in the Summary Compensation Table.


             -------   -------   --------------------   --------------------
                                                        Value of Unexercised
                                Number of Unexercised  In-the-Money Options/SARs
              Shares               Options/SARs at      at Fiscal Year-End<F1>
             Acquired             Fiscal Year-End (#)            $
                on      Value    -------------------    --------------------
             Exercise  Realized  Exercis-  Unexercis-   Exercis-  Unexercis-
Name            (#)       ($)       able     able         able       able
----------   --------  -------   --------  ----------   --------  ---------
David A.         0         0      39,000      8,500        0          0
Derby, CEO

William L.       0         0      33,200     16,800        0          0
Stephan

[FN]

<F1> Market value of the underlying securities at fiscal year-end minus the exercise price of "in the money" options.

     Employment Contracts and Indemnification Agreements

     Employment Contracts

     The Company has an employment agreement with Mr. Derby (the "Agreement") providing for Mr. Derby's services as President and Chief Executive Officer of the Company pursuant to which he is currently paid an annual salary of $275,000, with vacation, holidays, insurance and other benefits permitted under policies established by the Board. The Agreement provides that, upon an assignment of the Agreement by the Company, Mr. Derby has the right to terminate the Agreement if any successor entity is not acceptable to him. The Agreement will expire upon notice not less than two years from its next anniversary date, unless sooner terminated under terms of the Agreement. The Company may terminate the Agreement if Mr. Derby commits any material act of dishonesty in the discharge of his duties.

     The Company has a severance agreement with Mr. Stephan that provides twelve months of severance pay through salary continuance in the event Mr. Stephan is involuntarily terminated from the Company for any reason other than cause. If within the twelve-month period following involuntary termination, Mr. Stephan engages in activities directly competing with the Company, severance benefits would cease.

     Indemnification Agreements

     Mr. Derby and Mr. Stephan (as well as the Company's other officers and directors) are parties to Indemnification Agreements with the Company in substantially the form approved by the stockholders at the 1992 Annual Meeting.

     Loans

     In 1988, the Company established the Key Employee Stock Purchase Plan to assist key employees in acquiring an equity stake in the Company. Pursuant to the plan, Mr. Derby has been loaned money by the Company to acquire shares of the Company's Common Stock. Mr. Derby has outstanding a full recourse promissory note in the original principal amount of $164,000 payable to the Company on April 10, 2002, the proceeds of which he used to acquire 25,000 shares of Common Stock on April 11, 1988.

     In June 1995, Mr. Derby exercised an incentive stock option to acquire 15,000 shares of Common Stock granted to him under the 1985 Stock Option Plan. As partial payment for the exercise price, Mr. Derby was loaned $80,000 by the Company and he executed a full recourse promissory note in the same amount payable to the Company on June 11, 2001.

     Compensation Committee Report on Executive Compensation

     Set forth below is a report of the Compensation Committee with respect to the Company's compensation policies during Fiscal
1999 as they affect the Company's Chief Executive Officer and the Company's Chief Financial Officer.

     Compensation Policies For Executive Officers

     The Company's compensation policies for its executive officers are designed to provide compensation levels that are competitive with those of other similar companies, thereby permitting the Company to attract and retain qualified executives. More specifically, the Company's compensation policies aim, through a combination of base salary, annual bonus and equity-based compensation, to motivate executive officers to meet the Company's annual and long-range business objectives, thereby enhancing stockholder value. The cumulative effect of the Company's compensation policies for executive officers is to tie such compensation closely to the Company's performance.

     Each of the Company's executive officers receives a base salary. The Company sets base salary for executive officers based upon a number of factors, including the particular qualifications of the executive, levels of pay for similar positions at public and private companies of comparable size and in comparable businesses to those of the Company, the degree to which the executive can help the Company achieve its goals, and direct negotiation with the executive.

     An important element of the Company's compensation for executive officers are bonuses tied closely to the Company's annual financial results. The executive officers named in the Summary Compensation Table participate in three bonus plans. The first of these is the Company's Qualified Employee Profit Sharing Plan (the "Qualified Plan"). The Qualified Plan provides employees with supplemental retirement benefits through a plan treated favorably for tax purposes. The Qualified Plan reflects the belief that some portion of all employees' compensation should be tied to the performance of the Company in order to provide a sound incentive to enhance that performance and to keep the Company's compensation policies competitive with those of other similar companies. All employees of the parent company, Datron Systems Incorporated, are eligible to participate in the Qualified Plan beginning on the April 1 following their date of employment. Annual contributions to the plan are determined by the Board. Fiscal 1999 contributions were $11,376 each for Mr. Derby and Mr. Stephan. Participant accounts in the Qualified Plan vest over a seven-year period beginning after three years of service.

     The second bonus plan is the Company's Non-Qualified Supplemental Executive Profit Sharing Plan (the "Non-Qualified Plan"). The Non-Qualified Plan was established to provide the executive officers named in the Summary Compensation Table with retirement benefits in excess of those permitted by the Qualified Plan. The benefits provided by the Non-Qualified Plan are in the form of deferred compensation, which is not treated favorably for tax purposes. The Non-Qualified Plan is designed to supplement retirement benefits provided by the Qualified Plan, which are limited by federal regulation and which the Compensation Committee believes are not competitive with other similar companies. The Board determines which executive officers are eligible to participate in the Non-Qualified Plan and the amount of annual contributions. Fiscal 1999 contributions and earnings accruals were $9,399 for Mr. Derby and $8,370 for Mr. Stephan. Participant accounts in the Non-Qualified Plan vest over a seven-year period beginning after three years of service.

     The third bonus plan is the Company's Key Employee Incentive Plan (the "Key Employee Plan"). The Key Employee Plan further ties key executive compensation to Company financial performance by providing a cash bonus to be allocated among designated employees selected by the Board, upon recommendation by the Compensation Committee, after pre-determined profit goals and other criteria have been reached and after provision for the Qualified Plan and the Non-Qualified Plan. Income and profit goals for the Key Employee Plan, and associated contributions to the bonus pool, are determined annually by the Board. Fiscal 1999 contributions were $58,406 for Mr. Derby and $29,203 for Mr. Stephan.

     The fourth element in the Company's executive officer compensation package is equity-based compensation. The Compensation Committee believes that by providing executive officers with an equity interest in the Company those officers are provided with additional incentives to work to maximize stockholder value over the long term. Such incentives have been provided principally by the granting of options under the Company's 1995 Stock Option Plan. Under the 1995 Stock Option Plan, options vest over a three-year period and are designed to encourage officers to continue in the employ of the Company. As such, they provide a longer term incentive than do the annual bonus plans. There were no stock options granted to executive officers during Fiscal 1999; however, Mr. Derby received a grant of 10,000 stock options in May 1999.

     CEO Compensation
     ----------------
     Mr. Derby has been President and Chief Executive Officer of the Company since 1982 and Chairman since April 1998. Mr. Derby's base salary for Fiscal 1999 remained at $250,000 pursuant to his employment agreement. His base salary was increased to $275,000 in May 1999. Mr. Derby's participation in the Company's Qualified Plan, Non-Qualified Plan and Key Employee Plan, pursuant to which his bonus is determined, provides an incentive to maximize Company profitability on an annual basis. Through his equity ownership in the Company, consisting of 69,598 shares of Common Stock and options to purchase 57,500 shares of Common Stock, and his participation in the Employee Stock Purchase Plan, Mr. Derby shares with the other stockholders of the Company a significant stake in the long-range success of the Company's business.

     COMPENSATION COMMITTEE
     ----------------------
     Kent P. Ainsworth
     Adrian C. Cassidy
     Peter F. Scott

     Compensation Committee and Insider Participation
     ------------------------------------------------
     As noted above, during Fiscal 1999 executive compensation policy was set by the Compensation Committee. Each member of the Compensation Committee is a non-employee director of the Company.

                 COMPARATIVE STOCK PERFORMANCE

     Set forth below are line graphs which illustrate for the purpose of comparison the percentage change in the cumulative total stockholder return on the Company's Common Stock from March 31, 1994 through March 31, 1999 with the percentage change in the cumulative total return over the same period on (i) the CRSP Index for the NASDAQ Stock Market - U.S. Companies, and (ii) the CRSP Index for the NASDAQ Stock Market - U.S. Communications Equipment Companies. This graph assumes an initial investment of $100 in each of the Company's Common Stock, the CRSP Index for the NASDAQ Stock Market - U.S. Companies and the CRSP Index for the NASDAQ Stock Market - U.S. Communications Equipment Companies on March 31, 1994 and that all dividends, if any, were reinvested.


COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
AMONG DATRON SYSTEMS INCORPORATED, CRSP NASDAQ-U.S. COMPANIES AND
CRSP NASDAQ - U.S. COMMUNICATIONS EQUIPMENT COMPANIES

                       [GRAPH APPEARS HERE]

Measurement Period
(Fiscal Year Covered)
---------------------

                                       CRSP Nasdaq-      Communications
Measurement          Datron Systems       U.S.             Equipment
Point                 Incorporated      Companies          Companies
-----------          --------------    ------------      --------------
FYE 3/31/94               $100             $100               $100
FYE 3/31/95               $123             $111               $135
FYE 3/31/96               $123             $151               $197
FYE 3/31/97              $  95             $168               $179
FYE 3/31/98              $  86             $254               $234
FYE 3/31/99              $  65             $342               $274


                 SECURITY OWNERSHIP OF CERTAIN
                BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of June 18, 1999, unless otherwise noted in the footnotes, certain information concerning
(a) each person known to the Company to own beneficially more than 5% of the Common Stock, (b) each of the executive officers named in the Summary Compensation Table, and (c) all directors and executive officers as a group.



   Name/Address                Shares of
of Beneficial Owner         Common Stock<F1>        % of Class
----------------------      ----------------       ----------
Heartland Advisors, Inc.           793,100<F2>         29.4%
   790 North Milwaukee Street
   Milwaukee, WI  53202

Shufro, Rose & Ehrman              198,900             7.4%
    745 Fifth Avenue
    New York, NY  10151-0108

 Dimensional Fund Advisors         160,304<F3>          6.0%
    1299 Ocean Avenue,
    11th Floor
    Santa Monica, CA 90401

David A. Derby                     108,598<F4>          4.0%

William L. Stephan                  36,222<F4>          1.3%

All directors and                  196,392<F4>          7.0%
   executive officers
   as a group (8 persons)

--------------
[FN]
<F1> Information with respect to beneficial ownership is based upon information furnished by each stockholder or contained in filings made with the Securities and Exchange Commission.

<F2>  As of June 17, 1999, the shares of common stock are held of record in various investment advisory accounts of Heartland Advisors, Inc. ("Heartland"), including 250,000 shares held by the Heartland Value Fund. Heartland has sole voting and dispositive power as to 486,100 shares and sole dispositive, but no voting power as to 307,000 shares.
<F3> Dimensional Fund Advisors Inc. ("Dimensional"), an
     investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the "Portfolios.") In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power over 160,304 shares of Datron Systems Incorporated stock as of March 31, 1999. The Portfolios own all securities reported in this statement, and Dimensional disclaims beneficial ownership of such securities.

<F4> Includes 39,000 and 33,200 shares obtainable upon the
     exercise of stock options held by Messrs. Derby and Stephan, respectively.


                 INDEPENDENT PUBLIC ACCOUNTANTS

     Deloitte & Touche LLP has acted as the Company's independent auditors since March 1983. A representative of Deloitte & Touche
LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.


                 ANNUAL REPORT TO STOCKHOLDERS

     The Company's Annual Report to Stockholders for the year ended March 31, 1999, containing the audited consolidated balance sheets as of March 31, 1999 and March 31, 1998 and the related consolidated statements of income, stockholders' equity and cash flows for each of the past three fiscal years, is being mailed with this Proxy Statement to stockholders entitled to notice of the Annual Meeting.


                     STOCKHOLDER PROPOSALS

     The Company will, in future proxy statements of the Board, include stockholder proposals complying with the applicable rules of the Securities and Exchange Commission and any applicable state laws. In order for a proposal by a stockholder to be included in the proxy statement of the Board relating to the Annual Meeting of Stockholders to be held in 2000, the proposal must be received in writing by the Secretary of the Company no later than March 10, 2000.


                         OTHER MATTERS

     The Board knows of no other matters that will be presented at the Annual Meeting. If, however, any matter is properly presented at the Annual Meeting, the proxy solicited hereby will be voted in accordance with the judgment of the proxyholders.


                          By Order of the Board of Directors



                          Victor A. Hebert
                          Secretary

Vista, California
July 7, 1999



YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON.
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED
TO SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED
POSTPAID ENVELOPE.

PROXY

                   DATRON SYSTEMS INCORPORATED

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoint(s) DAVID A. DERBY and WILLIAM
L. STEPHAN, or either one of them, each with full power of substitution, the lawful attorneys and proxies of the undersigned to vote as designated below, and, in their discretion, upon such other business as may properly be presented to the meeting, all of the shares of DATRON SYSTEMS INCORPORATED which the undersigned shall be entitled to vote at the Annual Meeting of Stockholders to be held on August 9, 1999, and at any adjournments or postponements thereof.

   (Continued, and to be marked, dated and signed, on the other side)


-----------------------------------------------------------------

Please mark your votes as indicated in this example [X]

1.  To elect as director, David A. Derby, Kent P. Ainsworth,
  Michael F. Bigham, William A. Preston and Robert D. Sherer.

     FOR all nominees listed (except as indicated below)  [  ]
     WITHHOLD AUTHORITY to vote (as to all nominees)      [  ]

     To withhold authority to vote for one or more individual
nominees, write such name(s) on the line provided below:
     ___________________________________________________________

2.   To approve the proposed amendments to the 1995 Stock Option
  Plan to increase the number of authorized shares by 200,000 and to require all options be granted at fair market value.

     FOR approval [ ]  AGAINST approval [ ]  ABSTAIN with respect [ ]
                                             to amendments

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES OR PROPOSALS LISTED ABOVE. This proxy may be revoked at any time prior to the time it is voted by any means described in the accompanying Proxy Statement.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY
IN THE ENCLOSED POSTPAID ENVELOPE.

(Signature)________________(Signature)____________Date___________,1999

Please date and sign exactly as name(s) appear(s) hereon. If shares are held jointly, each holder must sign. Please give full title and capacity in which signing if not signing as an individual.